UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, DC 20549

                                       FORM 3
              INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

1.    NAME AND ADDRESS OF REPORTING PERSON
      Allen Earl Myers
      4003 Cypressdale Drive
      Spring, TX 77388

2.    DATE OF EVENT REQUIRING STATEMENT
      August 30, 1996

3.    IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)
      Not Applicable

4.    ISSUER NAME AND TICKER OR TRADING SYMBOL
      Note Bankers of America, Inc. and NBAI
      (formerly General Genetics Corporation and GENG)

5.    RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER
      Director, Officer and 10% Owner
      Offices: Chairman and CEO

6.    IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)
      Not Applicable

7.    INDIVIDUAL OR JOINT/GROUP/FILING
      Form filed by One Reporting Person.


TABLE I:    NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.    TITLE OF SECURITY
      Common Stock, $.001 par value

2.    AMOUNT OF SECURITIES BENEFICIALLY OWNED
      9,392,000

3.    OWNERSHIP FORM: DIRECT (D) OR INDIRECT (I)
      Direct


4.    NATURE OF INDIRECT BENEFICIAL OWNERSHIP
      Not Applicable.

TABLE II:   DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS
            WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1.    TITLE OF DERIVATIVE SECURITY
      Not Applicable.

2.    DATE EXERCISABLE AND EXPIRATION DATE
      Not Applicable.

3.    TITLE AND AMOUNT OF SECURITIES UNDERLYING DERIVATIVE SECURITY
      Title:  Not Applicable.
      Amount of Number of Shares:  Not Applicable.

4.    CONVERSION OR EXERCISE PRICE OF DERIVATIVE SECURITY
      Not Applicable.

5. OWNERSHIP FORM OF DERIVATIVE SECURITY: DIRECT (D) OR INDIRECT (I) Not Applicable.

6.    NATURE OF INDIRECT BENEFICIAL OWNERSHIP
      Not Applicable


/s/ Allen E. Myers
___________________________________
Signature of Reporting Person

Date:       October 15, 1996


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